[TEMPLE-INLAND INC. LOGO]

NEWS
RELEASE___________________________________________________

FOR IMMEDIATE RELEASE
CONTACT: Doyle R. Simons
         (512) 434-3737


        TEMPLE-INLAND INC. REPORTS THIRD QUARTER RESULTS



     AUSTIN, TEXAS, October 27, 2003 -- Temple-Inland Inc. today reported a third quarter 2003 loss of $3 million, or $0.06 per diluted share, compared with third quarter 2002 net income of $15 million, or $0.28 per diluted share, and second quarter 2003 net income of $156 million, or $2.87 per diluted share.

     Results for third quarter 2003 include (i) an after-tax charge of $13 million, or $0.24 per share, principally associated with consolidation and supply-chain cost reduction initiatives,
(ii) an after-tax charge of $6 million, or $0.11 per share, in connection with the early redemption and refinancing of $150 million of 8.25% debentures, and (iii) a charge to tax expense of $6 million, or $0.11 per diluted share, resulting from a lowering of the estimated effective tax rate for the year from 35% to 20%. As reflected in the table below, the total effect of these special items is ($0.46) per share.

     Results for second quarter 2003 included (i) a one-time tax benefit of $3.05 per diluted share, and (ii) an after-tax charge of $0.28 per diluted share, primarily associated with consolidation and supply-chain cost reduction initiatives.


                                  Third Quarter   Second Quarter
                                  -------------   --------------
                                2003        2002       2003
                                ----        ----       ----
   Net income (loss) per dil.
   share as reported            $(0.06)     $0.28       $2.87

   Excluding special items
   described above                0.46          -       (2.77)
                                 -----      -----       -----

   Net income per dil. share,
   as adjusted                   $0.40      $0.28       $0.10

   Effective tax rate               20%       42%         35%



Corrugated Packaging

     The corrugated packaging operation reported break-even income in third quarter 2003, compared with income of $14 million in third quarter 2002 and income of $1 million in second quarter 2003. The decline in earnings compared with third quarter 2002 was primarily attributable to lower box prices, higher energy costs and higher pension expense. Even though box prices and box volumes declined in third quarter 2003 compared to second quarter 2003, income was down only slightly due to improved mill operations and lower costs.

     Average prices for boxes in third quarter 2003 were down 1% compared with third quarter 2002 and second quarter 2003. The cost of OCC was down 26% compared with third quarter 2002 and down 5% compared with second quarter 2003.

     Despite the closure of three box plants, shipments of corrugated containers were flat compared with third quarter 2002.
Shipments were down 2% in third quarter 2003 compared with second quarter 2003.

Building Products

     The building products operation reported income of $22 million in the quarter, compared with income of $12 million in third quarter 2002 and $12 million in second quarter 2003. Third quarter 2003 results include $2 million in income from high-value land sales, compared with $1 million in third quarter 2002 and $5 million in second quarter 2003.

     Average prices for lumber were up 10% compared with third quarter 2002, and up 8% compared with second quarter 2003. Average prices for particleboard in the quarter were down 4% compared with third quarter 2002 and down 1% compared with second quarter 2003. Medium density fiberboard (MDF) prices were down 7% compared with third quarter 2002 and flat compared with second quarter 2003. Gypsum prices were up 3% compared with third quarter 2002 and second quarter 2003.

     Shipments of lumber in the quarter were up compared with third quarter 2002 and second quarter 2003. Shipments of particleboard and gypsum were down compared with third quarter 2002, but up compared with second quarter 2003. Shipments of MDF in the quarter were down compared with third quarter 2002 and second quarter 2003.

Financial Services

     The financial services operation reported operating income of $49 million in the quarter, compared with $44 million in third quarter 2002 and second quarter 2003. The improvement compared with third quarter 2002 and second quarter 2003 was primarily attributable to continued benefit from cost reduction initiatives and restructuring of the loan portfolio.

Comments

     In announcing results, Kenneth M. Jastrow, II, chairman and chief executive officer of Temple-Inland Inc., said, "Results improved from the second quarter, but continued to reflect challenging business conditions resulting from the sluggish U.S. economy. Cash flow in the quarter allowed us to reduce debt by approximately $70 million. We remain committed to disciplined capital expenditures and are focused on lowering costs.

     "Progress continues on consolidating administrative functions in Austin and implementing shared services and supply chain initiatives. The move of the corrugated packaging operation to Austin was substantially completed during the quarter.

     "Corrugated packaging shipments improved as the quarter progressed with September shipments up 2.3% compared with September 2002. These increases occurred even though we have rationalized three box plants since September 2002 to lower cost. In addition, our mills operated at lower costs in the quarter.
We will continue to explore opportunities to rationalize additional box plants and further reduce costs in our corrugated packaging operation.

     "During the quarter, volume and prices improved for lumber and gypsum. Additionally, we were encouraged by increasing volumes in particleboard in the quarter. We continue to benefit from the strategic alignment of our forest and converting operations and high-value land sales.

      "The changes made in financial services to restructure the loan portfolio and further reduce costs have provided a platform for improved financial services earnings for the year."

     The Company will host a meeting in New York on October 28, 2003, at 8:00 a.m. ET to discuss results of the third quarter. The meeting may be accessed through webcast or by conference call. The webcast may be accessed through Temple-Inland's
Internet site at www.templeinland.com.   To access the conference
call, listeners calling from North America should dial 1-800-901-5248 at least 15 minutes prior to the start of the meeting.
Those wishing to access the call from outside North America should dial 1-617-786-4512. The password is templeinland. Replays of the call will be available for two weeks following the completion of the live call and can be accessed at 1-888-286-8010 in North America and at 1-617-801-6888 outside North America.
The replay code is 50327335.


     Temple-Inland Inc. is a major manufacturer of corrugated packaging and building products, with a diversified financial services operation. The Company's 2.1 million acres of forestland are certified as managed in compliance with ISO 14001 and in accordance with the Sustainable Forestry Initiative (SFISM) program of the American Forest & Paper Association to ensure forest management is conducted in a scientifically sound and environmentally sensitive manner. Temple-Inland's common stock (TIN) is traded on the New York Stock Exchange and the Pacific Exchange. Temple-Inland's address on the World Wide Web is www.templeinland.com.


     This release contains forward-looking statements that involve risks and uncertainties. The actual results achieved by Temple-Inland may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Temple-Inland and its subsidiaries; availability and price of raw materials used; competitive actions by other companies; changes in laws or regulations; the accuracy of certain judgments and estimates concerning the integration of Gaylord into the operations of the company; the accuracy of certain judgments and estimates concerning the company's consolidation and supply chain initiatives; and other factors, many of which are beyond the control of Temple-Inland and its subsidiaries.


                TEMPLE-INLAND INC. AND SUBSIDIARIES
                           (UNAUDITED)
             (in millions, except per share amounts)



                                        Third Quarter        Nine Months
                                                                Ended
                                        2003      2002      2003     2002
                                        ----      ----      ----     ----

Total revenues                       $ 1,170   $  1,157   $ 3,487   $ 3,367
                                       =====      =====     =====     =====

Income (loss) from continuing
  operations                         $    (3)  $     15   $   135   $    46
Effect of accounting change                -          -        (1)      (11)
Discontinued operations                    -          -         1        (1)
                                       -----      -----     -----     -----
Net income (loss)                    $    (3)  $     15   $   135   $    34
                                       =====      =====     =====     =====

Diluted earnings per share:
   Income  (loss)  from  continuing
     operations                      $ (0.06)  $   0.28   $  2.49   $  0.89
  Effect of accounting change              -          -     (0.01)    (0.21)
  Discontinued operations                  -          -      0.01     (0.02)
                                       -----      -----     -----     -----
    Net income (loss)                $ (0.06)  $   0.28   $  2.49   $  0.66
                                       =====      =====     =====     =====

Average shares outstanding -
  diluted                               54.3       53.7      54.1      51.9


                        Business Segments


Revenues
Corrugated packaging                 $   667   $    672   $ 2,019   $ 1,932
Building products                        211        202       583       610
Financial services                       292        283       885       825
                                       -----      -----     -----     -----
    Total revenues                   $ 1,170   $  1,157   $ 3,487   $ 3,367
                                       =====      =====     =====     =====

Income
Corrugated packaging                 $     -   $     14   $    (3)  $    65
Building products                         22         12        25        43
Financial services                        49         44       132       115
                                       -----      -----     -----     -----
  Segment operating income                71         70       154       223
Unallocated general and
   administrative expense                (11)        (8)      (33)      (26)
Other expense                            (24)         -       (56)      (24)
Parent company interest                  (33)       (36)     (103)      (97)
                                       -----      -----     -----     -----
  Income (loss) before taxes               3         26       (38)       76
Income (taxes) benefit                    (6)       (11)      173       (30)
                                       -----      -----     -----     -----
Income (loss) from continuing
  operations                              (3)        15       135        46
Effect of accounting change                -          -        (1)      (11)
Discontinued operations                    -          -         1        (1)
                                       -----      -----     -----     -----
    Net income (loss)                $    (3)   $    15   $   135   $    34
                                       =====      =====     =====     =====


               TEMPLE-INLAND INC. AND SUBSIDIARIES
                           (UNAUDITED)


                                        Third Quarter        Nine Months
                                                                Ended
                                        2003      2002      2003     2002
                                        ----      ----      ----     ----
                                             (dollars in millions)
Revenues (a)
Corrugated Packaging (b)             $   667    $   672   $ 2,019   $ 1,932

Building Products
  Pine lumber                        $    73    $    59   $   193   $   177
  Particleboard                           38         43       113       133
  Medium density fiberboard               21         32        70        91
  Gypsum wallboard                        19         19        53        58
  Fiberboard                              20         18        51        52
  Other                                   40         31       103        99
                                       -----      -----     -----     -----
    Total Building Products          $   211    $   202   $   583   $   610
                                       =====      =====     =====     =====
Unit sales (a)
Corrugated Packaging (b),
  thousands of tons                      943        922     2,803     2,630

Building Products Group
  Pine lumber, mbf                       227        203       641       578
  Particleboard, msf                     149        164       444       501
  Medium density fiberboard, msf          51         73       172       225
  Gypsum wallboard, msf                  165        171       472       510
  Fiberboard, msf                        123        106       312       312


(a) Revenues and unit sales do not include joint venture operations.
(b)  Includes boxes sold and open market sales of linerboard.

Note: Data for corrugated packaging for nine months 2003 is not comparable due to the effects of acquisitions completed in 2002.